UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2012

SG BLOCKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-22563	95-4463937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Madison Avenue, Suite 16C NY, New York		10017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 747-2423

CDSI HOLDINGS INC., 100 S.E. Second Street, Miami, Florida, 33131
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with the private placement by SG Blocks, Inc. (the “Company”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), at a price of $0.35 per share, during the months of February 2012 through May 2012 (the “2012 Private Placement”), the Company entered into Subscription/Registration Rights Agreements (each a “Subscription Agreement”) with the following officers and directors of the Company:

1.
Subscription Agreement, effective March 27, 2012, with Brian A. Wasserman, the Chief Financial Officer of Company (the “Wasserman Subscription Agreement”), in connection with the acquisition of 214,286 shares of Common Stock for an aggregate purchase price of $75,000. Mr. Wasserman was elected a director of the Company on May 23, 2012.

2.
Subscription Agreement, effective March 27, 2012, with Christopher Melton, a director of the Company, in connection with the acquisition of 75,000 shares of Common Stock for an aggregate purchase price of $26,250.

3.
Subscription Agreement, effective May 24, 2012, with J. Bryant Kirkland III, a director of the Company, in connection with the acquisition of 14,286 shares of Common Stock for an aggregate purchase price of $5,000.

In addition to containing customary provisions relating to the subscription for shares, including with regard to indemnification, representations and warranties; the Subscription Agreements also provide for “piggy-back” registration rights that provide, subject to certain conditions, for the inclusion of the acquired Common Stock to be included in any registration statement that the Company proposes to file under the Securities Act of 1933.

The foregoing summary of the material terms of the Subscription Agreements is qualified in its entirety by the full text of the form Subscription Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2012, the Board of Directors (the “Board”) of the Company acted by unanimous written consent to elect Brian A. Wasserman to the Company’s Board.   Mr. Wasserman is not currently expected to serve on any committees of the Board. In connection with his service on the Board, Mr. Wasserman will receive options to purchase $10,000 worth of Common Stock for each Board meeting he attends.

Brian A. Wasserman has served as the Chief Financial Officer of the Company since November 4, 2011, pursuant to a consulting agreement, dated November 7, 2011 between the Company, BAW Holdings Corp. (an entity owned by Mr. Wasserman) (“BAW”), and Mr. Wasserman (the “Wasserman Agreement”).   Mr. Wasserman served as the Chief Financial Officer of SG Building Blocks, Inc. (“SG Building”) pursuant to the Wasserman Agreement since June 2011.  SG Building Blocks, Inc. became a wholly owned subsidiary of the Company on November 4, 2011 as a result of a merger between SG Building and a wholly owned subsidiary of the Company.

The Wasserman Agreement provides for certain consulting services to be provided by BAW and for Mr. Wasserman to serve as our Chief Financial Officer from November 7, 2011 until November 7, 2014, unless the Wasserman Agreement is terminated for “Cause” (as defined in the Wasserman Agreement).  The Wasserman Agreement provides that BAW will be paid $10,000 per month and that Mr. Wasserman will receive options to purchase 1,000,000 shares of Company common stock at fair market value on the grant date ($0.20); one-third of which vest on the grant date, one-third vesting on November 7, 2012, and the remaining one-third vesting on November 7, 2013.  The options granted pursuant to the Wasserman Agreement are also subject to the Company’s Form Option Grant Letter for Non-Employee Directors and Consultant.

Under the terms of the Wasserman Subscription Agreement, Mr. Wasserman acquired 214,286 shares of the Company’s Common stock for an aggregate purchase price of $75,000.

Mr. Wasserman is also a party to an Indemnification Agreement with the Company, dated November 7, 2011,  which provides that the Company will: (a) advance expenses to Mr. Wasserman, as provided in the Indemnification Agreement, to the fullest extent permitted by law, and (b) indemnify Mr. Wasserman against expenses, including, without limitation, amounts paid in an approved settlement, as well as any judgments, fines and penalties levied or awarded against Mr. Wasserman in connection with such proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 9.01.                      Financial Statements and Exhibits.

(c)           Exhibits

Exhibit No.	Exhibits

10.1
Form of Subscription/Registration Rights Agreement between the Company and each of J. Bryant Kirkland III, effective as of May 24, 2012; and Christopher Melton and Brian A. Wasserman, effective as of March 27, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2012
SG BLOCKS, INC.

	By:	/s/ Brian A. Wasserman
		Name:	Brian A. Wasserman
		Title:	Chief Financial Officer